Exhibit 10.1
FIFTH AMENDMENT TO LEASE
FIFTH AMENDMENT TO LEASE dated as of this 14th day of April, 2008 (the “Effective Date”) by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, the general partner of which is Boston Properties, Inc., a Delaware corporation, as landlord (“Landlord”) and CONSTANT CONTACT, INC., a Delaware corporation, as tenant (“Tenant”).
RECITALS
     By Lease dated July 9, 2002 (the “Original Lease”), as amended by First Amendment to Lease dated as of June 29, 2005 (the “First Amendment”), Second Amendment to Lease dated as of July 24, 2006 (the “Second Amendment”), Third Amendment to Lease dated as of February 27, 2007 (the “Third Amendment”) and Fourth Amendment to Lease dated as of November 26, 2007 (the “Fourth Amendment”) (the Original Lease, as amended by the First Amendment, the Second Amendment, Third Amendment and the Fourth Amendment, is hereinafter referred to as the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 78,957 square feet of rentable floor area (“Rentable Floor Area of Existing Premises”) located on the third (3rd) floor in the building (the “Building”) commonly known as Reservoir Place Main (formerly referred to in the Lease as “Reservoir Place II”) at 1601 Trapelo Road, Waltham, Massachusetts (referred to in the Lease as the “Premises” or “Tenant’s Space”, hereinafter, the “Existing Premises”). The parties further acknowledge that the term has not yet commenced with respect to a portion of the Existing Premises (i.e., the “Expansion Premises”, as such term is defined in the Second Amendment), and that Tenant is currently subleasing such space pursuant to a separate sublease agreement.
     Tenant has determined to lease from Landlord an additional 4,422 feet of rentable floor area (“Rentable Floor Area of Fifth Expansion Premises”) on the third (3rd) floor of the Building (the “Fifth Expansion Premises”) shown on Exhibit A attached hereto, upon the terms and conditions contained in this Fifth Amendment to Lease (the “Fifth Amendment”).
     Landlord and Tenant are entering into this instrument to set forth the terms and conditions for the use and occupancy of the Fifth Expansion Premises and to otherwise amend the Lease.
     NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:
1.	As of the “Fifth Expansion Premises Commencement Date” (as defined in Section 2 below) and continuing through the expiration or earlier termination of the Term (including the balance of the First Extended Term), the Existing Premises shall be expanded to include the Fifth Expansion Premises, such that the Existing Premises and the Fifth Expansion Premises shall constitute the “Premises” (and “Tenant’s Space”) demised to Tenant under the Lease. All terms and conditions of the Lease (including, without limitation, Tenant’s right to extend the Lease Term as set forth in Section 6 of the First Amendment) shall apply to the Fifth Expansion Premises and Existing Premises, collectively, except as otherwise indicated in this Fifth Amendment.
2.	The following definitions are hereby added (or substituted, where applicable) to the REFERENCE DATA in Section 1.1 of the Lease:

FIFTH EXPANSION PREMISES
COMMENCEMENT DATE:	The Effective Date.

FIFTH EXPANSION PREMISES
RENT COMMENCEMENT DATE:	June 1, 2008.

FIFTH EXPANSION PREMISES
EXPIRATION DATE:	September 30, 2010, to be coterminous with the Term

LANDLORD’S
CONSTRUCTION
REPRESENTATIVE:	Michael Schumacher

TENANT’S CONSTRUCTION
REPRESENTATIVE:	David Mann and Steven Wasserman, either of whom individually may act on
Tenant’s behalf.

BROKER:	McCall & Almy
One Post Office Square, 37th Floor
Boston, Massachusetts 02109
3.	ANNUAL FIXED RENT.
(A) With respect to the Existing Premises, Annual Fixed Rent shall be paid as currently provided in the Lease.
(B) With respect to the Fifth Expansion Premises, Annual Fixed Rent for the Fifth Expansion Premises shall be payable as follows:
(i) Commencing on the Fifth Expansion Premises Rent Commencement Date and continuing through the expiration of the Term (plus the partial month, if any,

immediately following the Fifth Expansion Premises Rent Commencement Date) at the annual rate of One Hundred and Twenty Three Thousand Eight Hundred and Sixteen 00/100 Dollars ($123,816.00) (being the product of (i) $28.00 and (ii) the Rentable Floor Area of the Fifth Expansion Premises A (being 4,422 square feet)).
4.	Effective as of the Fifth Expansion Premises Commencement Date and continuing through the expiration of the Term, the following definitions are hereby added to the REFERENCE DATA in Section 1.1 of the Lease:

NUMBER OF PARKING	Beginning on the Fifth Expansion Premises
PRIVILEGES FOR THE	Commencement Date, there shall be added additional
FIFTH EXPANSION	privileges for parking sixteen (16) automobiles, five
PREMISES:	(5) of which are located in the garage below the Building, and eleven (11) of which will be located on the outdoor surface lot.

RENTABLE FLOOR AREA OF	4,422 square feet.
THE FIFTH EXPANSION
PREMISES:
5.	OPERATING EXPENSES.
(A) Existing Premises. For purposes of calculating Tenant’s payments for Operating Expenses for the Existing Premises pursuant to Section 2.6 of the Lease, the definition of “Base Operating Expenses” shall be unchanged.
(B) Fifth Expansion Premises. In addition to the payments referenced in Section 5(A) above, Tenant shall pay Operating Expenses for the Fifth Expansion Premises to be calculated as follows: For purposes of calculating Tenant’s payments for Operating Expenses for the Fifth Expansion Premises pursuant to Section 2.6 of the Lease for that portion of the Term on and after the Fifth Expansion Premises Rent Commencement Date, with respect to the Fifth Expansion Premises only, the definition of “Base Operating Expenses” shall be:

BASE OPERATING	Landlord’s Operating Expenses (as defined in
EXPENSES:	Section 2.6 of the Lease) for calendar year
2008 being January 1, 2008 through
December 31, 2008.
(C) Notwithstanding the foregoing or any provision hereof to the contrary, Tenant shall not be obligated to pay any of Landlord’s Operating Expenses allocable to the Fifth Expansion Premises for any period prior to January 1, 2009.
6.	REAL ESTATE TAXES.

(A) Existing Premises. For purposes of calculating Tenant’s payments for real estate taxes for the Existing Premises pursuant to Section 2.7 of the Lease, the definition of “Base Taxes” shall be unchanged.
(B) Fifth Expansion Premises. In addition to the payments referenced in Section 6(A) above, Tenant shall pay real estate taxes for the Fifth Expansion Premises to be calculated as follows: For purposes of calculating Tenant’s payments for real estate taxes for the Fifth Expansion Premises pursuant to Section 2.7 of the Lease for that portion of the Term on and after the Fifth Expansion Premises Rent Commencement Date, with respect to the Fifth Expansion Premises only, the definition of “Base Taxes” shall be:

BASE TAXES:	Landlord’s Tax Expenses (as defined in
Section 2.7 of the Lease) for fiscal tax year
2009 being July 1, 2008 through June 30,
2009.
(C) Notwithstanding the foregoing or any provision hereof to the contrary, Tenant shall not be obligated to pay any of Landlord’s Tax Expenses allocable to the Fifth Expansion Premises for any period prior to July 1, 2009.
7.0	Condition of the Fifth Expansion Premises. Tenant shall accept the Fifth Expansion Premises in its “AS-IS” condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto or to install or connect any of Tenant’s telephone or other communications equipment or systems or to provide any allowance. Notwithstanding the foregoing, Landlord represents and warrants that as of the Fifth Expansion Premises Commencement Date, the HVAC system and all other building systems serving the Fifth Expansion Premises will be in good order, condition and repair.
7.1	Fifth Expansion Premises Work
(A) Tenant, at its sole cost and expense, shall perform all work necessary to prepare the Fifth Expansion Premises for Tenant’s use and occupancy and shall perform any other alterations or improvements to the Fifth Expansion Premises desired by Tenant (the “Fifth Expansion Premises Work”). The Fifth Expansion Premises Work shall be performed in accordance with plans and specifications prepared by an architect, licensed by the Commonwealth of Massachusetts and reasonably approved by Landlord (the “Fifth Expansion Premises Architect”), such plans and specifications to be subject to the reasonable approval of the Landlord. Without limiting the generality of the foregoing, Tenant shall have the right to use Visnick & Caulfield Associates, Inc. as the Fifth Expansion Premises Architect for the Fifth Expansion Premises Work. Tenant shall submit to Landlord, a detailed floor plan layout together with working drawings for the Fifth Expansion Premises Work to prepare the Fifth Expansion Premises for Tenant’s occupancy. Such floor plan layout and working drawings (the “Fifth Expansion Premises Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B to the Third Amendment. Provided that the Fifth Expansion

Premises Plans contain at least the information required by, and conform to the requirements of, said Exhibit B, Landlord’s approval of the Fifth Expansion Premises Plans shall not be unreasonably withheld or delayed (said approval to be given within five (5) business days of Landlord’s receipt of three (3) copies of such plans and specifications); however, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes which are visible outside the Premises shall be in Landlord’s sole discretion. If Landlord disapproves of any Fifth Expansion Premises Plans, then Tenant shall promptly have the Fifth Expansion Premises Plans revised by the Fifth Expansion Premises Architect to incorporate all objections and conditions presented by Landlord and shall resubmit such plans to Landlord no later than seven (7) days after Landlord has submitted to Tenant its objections and conditions. Such process shall be followed until the Fifth Expansion Premises Plans shall have been approved by the Landlord without objection or condition.
(B) Once the Fifth Expansion Premises Plans have been approved by Landlord, Tenant, at its sole cost and expense, shall promptly, and with all due diligence, perform the Fifth Expansion Premises Work as set forth on the Fifth Expansion Premises Plans, and, in connection therewith, Tenant shall obtain all necessary governmental permits and approvals for the Fifth Expansion Premises Work.
7.2	Quality and Performance of Work
All of the Fifth Expansion Premises Work shall be performed strictly in accordance with Section 3.3 of the Lease. Tenant shall have the Fifth Expansion Premises Work performed by contractors, reasonably approved by Landlord, which contractors shall provide to Landlord such insurance as the Landlord may reasonably require. Without limiting the generality of the foregoing, and subject to all applicable terms and conditions of the Lease, Tenant shall have the right to use Majestic Construction, Inc., as the general contractor for the Fifth Expansion Premises Work. Landlord shall have the right to provide such reasonable rules and regulations relative to the performance of the Fifth Expansion Premises Work and any other work which the Tenant may perform under this Lease and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. It shall be Tenant’s obligation to obtain a certificate of occupancy or other like governmental approval for the use and occupancy of the Fifth Expansion Premises to the extent required by law, and Tenant shall not occupy the Fifth Expansion Premises for the conduct of business until and unless it has obtained such approval and has submitted to Landlord a copy of the same. Additionally, Tenant shall provide waivers of lien from all of Tenant’s general contractors, subcontractors and suppliers performing work of Five Thousand and 00/100 Dollars or more, in the aggregate, in the recordable forms attached to the Third Amendment as Exhibit D. Tenant shall also prepare and submit to Landlord promptly after the Fifth Expansion Premises Work is substantially complete a set of as-built plans in both print and electronic forms showing the work performed by Tenant to the Premises. To the extent the same may be shown in the as-built plans prepared for Tenant from its existing vendor, such plans shall include, without limitation, any wiring or cabling installed by Tenant or

Tenant’s contractor for Tenant’s computer, telephone and other communication systems. For purposes hereof, the Fifth Expansion Premises Work shall be considered “substantially complete” when the Fifth Expansion Premises Work is complete except for items of work and adjustment of equipment and fixtures which can be completed after occupancy thereof has been taken without causing substantial interference with Tenant’s use of the Premises for its business purposes (i.e. so-called “punch list” items) and when Tenant has obtained authorization from the applicable governmental authority, to the extent required by Legal Requirements, for the occupancy and use by Tenant of the Fifth Expansion Premises. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as Additional Rent, an amount equal to the sum of (i) third party expenses incurred by Landlord to review any elements of the Fifth Expansion Premises Plans and the Fifth Expansion Premises Work that may affect the structure of the Building, and (ii) third party expenses incurred by Landlord to review the Fifth Expansion Premises Plans and the Fifth Expansion Premises Work of which Tenant has received advance notice and which Tenant, in its commercially reasonable determination, has approved. All of the Fifth Expansion Premises Work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named above or any person hereafter designated in substitution or addition by notice to the party relying. Tenant acknowledges that Tenant is acting for its own benefit and account and that Tenant will not be acting as Landlord’s agent in performing any the Fifth Expansion Premises Work, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any work.

7.3	Special Allowance

Landlord shall provide to Tenant a special allowance equal to the sum of (a) the product of (i) $10.00 and (ii) the Rentable Floor Area of the Fifth Expansion Premises (the “Fifth Expansion Premises Tenant Allowance”). The Fifth Expansion Premises Tenant Allowance shall be used and applied by Tenant solely on account of the cost of associated architect’s fees, construction supervision and construction of Fifth Expansion Premises Work provided, however, Tenant may use and apply a portion of the Fifth Expansion Premises Tenant Allowance on account of Tenant’s so-called “soft costs” related to the Fifth Expansion Premises Work (including, supervisory and construction management fees, but only to the extent such fees are payable to Landlord in that capacity, and the cost or wiring and cabling), in an amount not to exceed the product of (x) $2.00 and (y) the Rentable Floor Area of Fifth Expansion Premises. Provided that the Tenant (i) has completed all of such Fifth Expansion Premises Work in accordance with the terms of the Lease, has paid for all of such Fifth Expansion Premises Work in full and has delivered to Landlord lien waivers as required by Section 7.2 herein, (ii) has executed the Commencement Date Agreement in the form annexed to the Third Amendment as Exhibit C, if applicable (iii) has delivered to Landlord its certificate specifying the cost of such Fifth Expansion Premises Work and all contractors, subcontractors and supplies involved with the Fifth Expansion Premises Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iv) has satisfied the requirements of (i) through (iii) above and made request for such payment on or before the expiration or earlier termination of the Term, (v) is not otherwise in default (beyond applicable notice and cure periods) under the Lease, and (vi) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Lease or against the Building or the Site arising out of the Fifth Expansion Premises Work or any litigation in which Tenant is a party, then within thirty (30) days after the satisfaction of the foregoing conditions, the Landlord shall pay to the Tenant the lesser of the amount of such costs so certified (the “Fifth Expansion Premises Certified Costs”) or the amount of the Fifth Expansion Premises Tenant Allowance. For the purposes hereof, the cost to be so reimbursed by Landlord shall include the cost of leasehold improvements but not the cost of any of Tenant’s personal property, trade fixtures or trade equipment or any so-called soft costs, except as expressly permitted above. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Fifth Expansion Premises Tenant Allowance for any purposes other than as provided in this Section 7.3, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, as provided in this Section 7.3, the Fifth Expansion Premises Tenant Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Fifth Expansion Premises Tenant Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that such cost of the Fifth Expansion Premises Work and the other costs for which Tenant is permitted to seek reimbursement above are less than the Fifth Expansion Premises Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease. Landlord shall be entitled to deduct from the Fifth Expansion Premises Tenant Allowance an amount equal to the sum of (i) third party expenses incurred by Landlord to review any elements of the Fifth Expansion Premises Plans and the Fifth Expansion Premises Work that may affect the structure of the Building, and (ii) third party expenses incurred by Landlord to review the Fifth Expansion Premises Plans and the Fifth Expansion Premises Work of which Tenant has received advance notice and which Tenant, in its commercially reasonable determination, has approved.
7.4	Possession.
Landlord shall deliver possession of the Fifth Expansion Premises to Tenant on the Fifth Expansion Premises Commencement Date, vacant, broom clean and in the condition required in Section 7.0 above.

8.	Brokers.

(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Fifth Amendment other than the Broker referenced above; and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Fifth Amendment other than the Broker referenced above; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions due to the Broker referenced above in accordance with a separate commission agreement.

9.	Effective as of the Fifth Expansion Premises Commencement Date and continuing through the expiration of the Term, clause (iii) of the last sentence of Section 5.6.1.1 of the Lease (as amended) is hereby deleted and the following language is substituted therefor: “(iii) in no event shall there exist more than nine (9) partial subleases at any one time during the Term.”

10	Landlord warrants and represents that the execution of this Fifth Amendment does not require the prior approval of Teachers Insurance and Annuity Association of America or any other lender holding a security interest at the Building.

11.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

12.	Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as herein amended.
[Signature page to follow.]

     EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:		LANDLORD: BOSTON PROPERTIES LIMITED PARTNERSHIP

		By:	BOSTON PROPERTIES, INC.,
Its general partner

	/s/ illegible	By	/s/ Bryan J. Koop

		Name	Bryan J. Koop

		Title	Senior Vice President- Regional Manager

ATTEST:		TENANT: CONSTANT CONTACT, INC.

By	/s/ Robert P. Nault	By	/s/ Gail F. Goodman

Name	Robert P. Nault	Name	Gail F. Goodman

Title	SECRETARY or	Title	PRESIDENT or

HEREUNTO DULY AUTHORIZED

		By	/s/ Steven R. Wasserman

		Name	Steven R. Wasserman

		Title	TREASURER or

HEREUNTO DULY AUTHORIZED

(CORPORATE SEAL)

EXHIBIT A
Plan of Fifth Expansion Premises
Intentionally Omitted